Exhibit 99.1

PRESS RELEASE

For Immediate Release, Oct. 1, 2018

Investor Contact: Nikki Sparley, 503-721-2530, nikki.sparley@nwnatural.com

Media Contact: Melissa Moore, 503-220-2436, melissa.moore@nwnatural.com

NW Natural Completes Holding Company Formation

New independent board director appointed to NW Natural

Portland, Ore. Oct. 1, 2018 – Northwest Natural Holding Company (NW Natural Holdings) and NW Natural Gas Company (NW Natural) announced effective today, Oct. 1, 2018, the completion of a reorganization into a holding company structure. NW Natural Holdings is now the parent holding company of NW Natural, NW Natural Water Company, LLC, and other subsidiaries previously held by NW Natural.

NW Natural Holdings trades on the New York Stock Exchange under the same ticker symbol (NWN).

This reorganization was approved by NW Natural Holdings’ and NW Natural’s boards of directors as well as by the Oregon, Washington and California public utility commissions earlier this year, and was approved by NW Natural’s shareholders in May 2018.

As part of this reorganization, NW Natural shareholders automatically become shareholders of NW Natural Holdings on a one-for-one share basis with the same number of shares and same relative ownership percentage as shareholders held immediately prior to the reorganization.

The holding company structure provides further separation between the gas utility, water utility and other businesses and allows NW Natural Holdings to respond to growth opportunities, such as its regulated water utility strategy, in a more agile and efficient manner.

Additionally, as part of the holding company formation, Steven E. Wynne has been appointed as an independent board director to NW Natural effective Oct. 2, 2018. This board position is part of the regulatory order authorizing the holding company structure.

Wynne has served as the executive vice president of Moda, Inc., since 2012, and also serves on the boards of directors of two public companies and three privately held companies. “We’re pleased to have someone with Steve’s strong corporate and board expertise join our organization,” said David H. Anderson, NW Natural president and CEO.

ABOUT NW NATURAL HOLDINGS

Northwest Natural Holding Company ((NW Natural Holdings) (NYSE: NWN)) is headquartered in Portland, Oregon, and operates through its largest wholly owned subsidiary, a 159-year-old regulated natural gas local distribution company, NW Natural Gas Company (NW Natural), its wholly owned subsidiary NW Natural Water Company, and other business interests and activities.

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